EXHIBIT NO. 10.1
AGREEMENT FOR THE SALE AND PURCHASE
OF THE ENTIRE ISSUED SHARE CAPITAL OF DEDIGATE NV
between
Mr. Kristof De Spiegeleer
DMS NV
Mr. Joost Metten
Mr. Wouter Van Eetvelde
Mr. Jean-Bernard Everaert
Mr. Herman Oggel
NIBC Principal Instruments I NV
Big Bang Ventures C.V.A.
Big Bang Management C.V.B.A.
Partech Europe Partners IV LLC
PIV IV L.P.
Nesbic Converging Technologies & e-Commerce (CTe) Fund II BV
Nesbic Converging Technologies & e-Commerce (CTe) Fund II CV
Stichting Beheer Friends of Cte II
KBC Private Equity NV
Trustcapital Technology NV
Koceram NV
Kurt Glazemakers
i7C GCV
Paul-Richard Hellemans
Kester Goh
Oggel Management Consulting BV
as Sellers
and
Terremark Europe, Inc.
as Purchaser
and
Terremark Worldwide Inc.
As Guarantor
5 August 2005

SCHEDULE 1	SELLERS’ RESOLUTIONS
SCHEDULE 2	PURCHASER’S RESOLUTIONS
SCHEDULE 3	DEFINITIONS
SCHEDULE 4	WIRE ACCOUNTS
SCHEDULE 5	FORM OF LOAN AGREEMENT
SCHEDULE 6	REGISTRATION RIGHTS AGREEMENT
SCHEDULE 7	DOMAIN NAME ASSIGNMENT
SCHEDULE 8	SELLERS’ REPRESENTATIONS AND WARRANTIES
SCHEDULE 9	PURCHASER’S REPRESENTATIONS AND WARRANTIES
SCHEDULE 10	KEY MANAGERS
SCHEDULE 11	MANAGEMENT OPTIONS
SCHEDULE 12	FORM OF PLEDGE AGREEMENT
SCHEDULE 13	ALLOCABLE PORTION
SCHEDULE 14	AMENDMENT N°1 TO THE CORPORATE SOFTWARE LICENSE AGREEMENT
 i

This Agreement is made on 5 August 2005.
BETWEEN:
ON THE ONE HAND:
1.	Mr. Kristof De Spiegeleer, residing at 8301 Knokke, Vuurtorenstraat 3 (Belgium);

2.	Mr. Joost Metten, residing at LT Overveen, Braziliëlaan 18 (The Netherlands);

3.	Mr. Wouter Van Eetvelde, residing at 9040 Sint-Amandsberg, Antwerpsesteenweg 571 (Belgium);

4.	Mr. Jean-Bernard Everaert, residing at 9000 Gent, Zwijnaardsesteenweg 714 (Belgium);

5.	Mr. Herman Oggel, residing at 3633 AJ Vreeland, Bergseweg 5 (The Netherlands);

6.	DMS NV, a company registered under the laws of Belgium, having its registered office at 8310 Sint-Kruis Brugge,Vogelzang 8 (Belgium), registered with the legal entities register under the number 0445.591.670, hereby validly represented by Mr. Arne Dacquin;

7.	NIBC Principal Instruments I NV, a company registered under the laws of the Netherlands, having its registered office at Carnegieplein 4, 2517 KJ ‘s Gravenhage, the Netherlands, registered with the legal entities register under the number [ ], hereby validly represented by Alpinvest Partners NV, Jachthavenweg 118, 1081 KJ Amsterdam, represented by AlpInvest Partners NV, represented by Mr. J.P. de Klerk, Managing Partner, CFOO and Mr. W. Milders, Legal Counsel;

8.	Big Bang Ventures C.V.A., a company registered under the laws of Belgium, having its registered office at 8500 Kortrijk, Kapel Ter Bede 86 (Belgium), registered with the legal entities register under the number 0471.766.725, hereby validly represented by Big Bang Management C.V.B.A., represented by Barend Van den Brande;

9.	Big Bang Management C.V.B.A., a company registered under the laws of Belgium, having its registered office at 8500 Kortrijk, Kapel Ter Bede 86 (Belgium), registered with the legal entities register under the number 0472.726.926, hereby validly represented by Mr. Barend Van den Brande;

10.	Partech Europe Partners IV LLC, a company registered under the laws of the State of Delaware (USA), having its registered office at C/O Partech International Inc., 50 California Street, Suite 3200, San Francisco, CA94111 (USA), hereby validly represented by Managing Member 47th Parallel LLC, a limited liability company under the laws of the State of Delaware, USA, with registered office at 1209 Orange Street, Wilmington, Delaware, USA, represented by Managing Member PAR SF LLC, a limited liability company under the laws of the State of Delaware, USA, with registered office at 1209 Orange Street, Wilmington, Delaware, USA, represented by the Managing Member, Mr. Vincent Worms, residing at 2100 Green Street, San Francisco 94123, USA;

11.	PIV IV L.P., a Delaware limited partnership registered under the laws of the State of Delaware, having its registered office at C/O Partech International Inc., 50 California

Street, Suite 3200, San Francisco, CA94111 (USA), hereby validly represented by Managing Member 47th Parallel LLC, a limited liability company under the laws of the State of Delaware, USA, with registered office at 1209 Orange Street, Wilmington, Delaware, USA, represented by Managing Member PAR SF LLC, a limited liability company under the laws of the State of Delaware, USA, with registered office at 1209 Orange Street, Wilmington, Delaware, USA, represented by the Managing Member, Mr. Vincent Worms, residing at 2100 Green Street, San Francisco 94123, USA;

12.	Nesbic Converging Technologies & e-Commerce (CTe) Fund II BV, a company registered under the laws of The Netherlands, having its registered office at 3542 AW Utrecht, Savannahweg 17 (The Netherlands), hereby validly represented by Mr. R.P. Wilhelm, Managing Director;

13.	Nesbic Converging Technologies & e-Commerce (CTe) Fund II CV, a company registered under the laws of The Netherlands, having its registered office at 3542 AW Utrecht, Savannahweg 17 (The Netherlands), hereby validly represented by Mr. R.P. Wilhelm, Managing Partner;

14.	Stichting Beheer Friends of Cte II, a company registered under the laws of The Netherlands, having its registered office at 3542 AW Utrecht, Savannahweg 17 (The Netherlands), hereby validly represented by Mr. R.P. Wilhelm, Director;

15.	KBC Private Equity NV, a company registered under the laws of Belgium, having its registered office at 1080 Brussels, Havenlaan 12 (Belgium), registered with the legal entities register under the number 0403.226.228, hereby validly represented by Mr. Koen Verhelst, proxyholder;

16.	Trustcapital Technology NV, a company registered under the laws of Belgium, having its registered office at 8500 Kortrijk, Kapel Ter Bede 86 (Belgium), registered with the legal entities register under the number 0464.055.423, hereby validly represented by Mr. Danny Carette and Mr. Jan Heyse, in their capacity of directors;

17.	Koceram NV, a company registered under the laws of Belgium, having its registered office at 8500 Kortrijk, Kapel Ter Bede 86 (Belgium), registered with the legal entities register under the number 0405.371.512, hereby validly represented by Mr. Christian Dumolin, in his capacity of President;

18.	Kurt Glazemakers, residing at Frits Van de Berghelaan 177, 2630 Aartselaar;

19.	i7C GCV, a company registered under the laws of Belgium, having its registered office at 9320 Aalst (Nieuwerkerken), Kleinderbeek 28 (Belgium), registered with the legal entities register under the number 0476.607.718, hereby validly represented by Mr. Wilbert Ingels, in his capacity of Managing Partner;

20.	Paul-Richard Hellemans, residing at Molijnstraat 11, 2023 JA Haarlem, The Netherlands;

21.	Kester Goh, residing at Hertstraat 7, 9000 Gent; and

22.	Oggel Management Consulting B.V., a company registered under the laws of the Netherlands, having its registered office at Bergseweg 5, 3633 AJ Vreeland (the Netherlands), hereby validly represented by Mr. Herman Oggel;
As the Sellers;
AND ON THE OTHER HAND:
23.	Terremark Europe, Inc., a company registered under the laws of the State of Florida, (USA), having its registered office at 2601 South Bayshore Drive, Miami, FL, 33133, United States of America, hereby validly represented by Mr. Jose A. Segrera.
As the Purchaser;
24.	Terremark Worldwilde, Inc., a company registered under the laws of the State of Delaware, (USA), having its registered office at 2601 South Bayshore Drive, Miami, Florida, 33133, United States of Amerca, hereby validly represented by Mr. Jose A. Segrera.
As the Guarantor;
The parties under 1 to 24 are individually referred to as a “Party” and collectively as the "Parties”;
The Parties under 1 to 22 are individually referred to as a “Seller” and collectively as the "Sellers”;
WHEREAS
Dedigate NV is a naamloze vennootschap / société anonyme incorporated under the laws of Belgium having its registered office at 9080 Lochristi, Antwerpsesteenweg 19 (Belgium), registered with the Legal Entities Register under the number 0475.154.795 (the “Company”);
The Company is primarily engaged in providing managed dedicated hosting services for complex (Internet) infrastructures.

Sellers own all of the outstanding and issued shares of the Company (the “Shares”) and have full right and title to the Shares. The Sellers own the Shares in the proportions set out below:

SELLER	SHARES	TYPE	ALLOCABLE
	NUMBER OF		PORTION(%)
			As set out in
			Schedule 13
Mr. Kristof De Spiegeleer	150,163	A
DMS NV	16,619	A
Mr. Joost Metten	7,406	A
	7,221	C
Mr. Wouter Van Eetvelde	3,851	A
Mr. Jean-Bernard Everaert	5,629	A
Mr. Herman Oggel	54,605	C
NIBC Principal Instruments I NV	99,752	B1
	68,589	B2
Big Bang Ventures CVA	33,251	B1
	17,587	B2
Big Bang Management CVBA	879	B2
Partech Europe Partners IV LLC	52,761	B2
PIV IV LP	52,760	B2
Nesbic CTe Fund II BV	63,270	B2
Nesbic CTe Fund II CV	40,688	B2
Stichting Beheer Friends of Cte	1,563	B2
KBC Private Equity NV	52,760	B2
Trustcapital Technology NV	9,673	B2
Koceram NV	8,794	B2
Mr. Kurt Glazemakers	7,221	C
i7C GCV	3,610	C
Mr. Paul-Richard Hellemans	3,610	C
Mr. Kester Goh	3,610	C
Oggel Management Consulting BV	18,052	C
TOTAL	783,924
The Sellers desire to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth herein.
The Sellers and the Purchaser have duly resolved to enter into this Agreement as approved by the appropriate parties pursuant to the resolutions attached hereto as Schedules 1 and 2.

IT IS AGREED THAT
1.	INTERPRETATION

1.1	In addition to the terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 3 apply throughout this Agreement.

1.2	In this Agreement, unless the contrary intention appears, a reference to an article, subclause or Schedule is a reference to an article, subclause or schedule of this Agreement. The Schedules form an integral part of this Agreement.

1.3	The article and schedule headings in this Agreement are for convenience of reference only and do not affect or limit its interpretation or construction.

1.4	When using the expression “shall use its best efforts” or any similar expression, the Parties intend to refer to the Belgian law concept of “middelenverbintenis”. When using the words “shall cause” or “shall procure that” (or any similar expression), the Parties intend to refer to the Belgian law concept of “sterkmaking”.

1.5	Unless otherwise defined herein:
•	any action, fact or event shall be deemed to be “material” if it involves an obligation or liability in excess of € 100,000 ;

•	any agreement or any commitment shall be deemed to be “material” if it involves an obligation or liability for such person in excess of € 100,000 ; and

•	all periods of time shall be calculated in calendar days. For the calculation of a period of time, such period shall start the day following the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is a Saturday, a Sunday or a bank holiday in Belgium, the expiry date shall be postponed until the next business day in Belgium.
1.6	References to “this Agreement”, “herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement in its entirety, including its schedules and exhibits from time to time, if any, and references to preamble, recitals, clauses, exhibits and schedules are to the preamble, recitals, clauses, exhibits and schedules of and to this Agreement.

1.7	Any reference to a statute or statutory provision includes a reference to that provision as amended re-enacted or replaced and any regulations or orders made under such provisions from time to time whether before or after the date of this Agreement and any former statutory provision replaced (with or without modification) by the provision referred to.

1.8	Unless the context clearly states otherwise, (i) the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others; (ii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (iii) words such as “henceforth,” “hereafter,” “heretofore,” and the like shall, be construed as relative to the date hereof; (iv) words such as “thereof,” “thereunder,” “therein,” “thereto,” “thenceforth,”

“thereafter,” “therefore,” “therewith,” and the like shall correspondingly be construed as relating to the document or event referred thereunto; (v) the words “other” and “otherwise” are not to be construed ejusdem generis with any foregoing words where a wider construction is possible; and (vi) the words “including” and “in particular” are to be construed as being by way of illustration or emphasis only, and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words.

1.9	In this Agreement, (i) each reference to a document will be deemed to be a reference to such document as amended and/or supplemented by the parties to such document from time to time; (ii) any reference to a Party shall include such Party’s successor or permitted assignee in accordance with this Agreement; and (iii) where an action is required by any Party, references to such Party shall be construed to refer to such action taken by its respective representatives duly authorized by such Party thereunto.

2.	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this Agreement, the Sellers hereby sell and transfer the Shares to the Purchaser free and clear of all Encumbrances, and the Purchaser hereby purchases from the Sellers the Shares for the Purchase Price provided in Section 3.1.

2.2	The ownership of the Shares shall be transferred to the Purchaser on the Closing Date against payment of the Purchase Price in accordance with Article 3.

2.3	The Shares shall be sold together with all rights, benefits and advantages attaching thereto, including the right to the full amount of all dividends which might be allocated to the Shares.

3.	PURCHASE PRICE

3.1	The purchase price for the Transaction (the “Purchase Price”) is composed of the following:
(i)	an amount of cash equal to fifty percent (50%) of the value of the Net Working Capital as at July 31, 2005, increased with the aggregate amount of the strike price of the Management Options exercised prior to or upon Closing, and to be finally determined and paid in accordance with section 3.2. to 3.6. hereof (the “Cash Purchase Price”); and

(ii)	one or more stock certificates evidencing One Million Six Hundred Thousand (1,600,000) shares (the “Purchaser Shares”) of the common stock, par value $.001 per share of Terremark Worldwide, Inc.
3.2	The Purchaser and Sellers have computed an estimated Cash Purchase Price (the “Estimated Cash Purchase Price”) using an estimated Net Working Capital (the “Estimated Net Working Capital”) calculated using the Company’s balance sheet as of July 31, 2005 prepared in the Ordinary Course of Business, consistent with past custom and practice, which Estimated Net Working Capital the Purchaser and Sellers have calculated to be € 1,075,000 (one million seventy-five thousand euro).

3.3	On the Closing Date the Purchaser shall pay 80% of the Estimated Cash Purchase Price, i.e., € 430,000 (four hundred thirty thousand euro) to the Sellers in accordance with Section 3.4 hereof (the “Advance Cash Purchase Price”).
3.4	Any payments made to Sellers pursuant to this Section 3 shall be paid by wire transfer to the accounts of the Sellers, details of which are set forth in Schedule 4 (the “Wire Accounts”).
3.5	The Sellers shall apportion the Purchase Price among themselves as they deem fit, and no Seller shall have any claim against Purchaser with respect to such apportionment.
3.6 Post-Closing Adjustment
3.6.1	During a period of thirty (30) Business Days following the Closing Date, Sellers and Purchaser shall work together in good faith to prepare a calculation (the “Net Working Capital Calculation”) of the actual Net Working Capital as of the close of business on July 31, 2005 (the “Actual Net Working Capital”). In connection therewith, Purchaser shall deliver to Sellers within fifteen (15) Business Days following the Closing Date a detailed calculation of the Actual Net Working Capital together with appropriate supporting documentation.

3.6.2	The Sellers and their representatives shall have the right to examine and make copies of the work papers and other documents generated or reviewed in connection with the calculation of the Actual Net Working Capital.

3.6.3	The Sellers shall have fifteen (15) Business Days after the receipt of Purchaser’s calculation of the Actual Net Working Capital to review the work papers and other documents generated or reviewed by Purchaser in connection with the preparation thereof (the “Sellers’ Review Period”). During the Sellers’ Review Period, Purchaser and Sellers shall use their best efforts to resolve any disputes with regard to the Net Working Capital Calculation. In the event no agreement can be reached and if, during the Sellers’ Review Period, a group of Sellers representing at least a majority of the Purchaser Shares at the Closing Date jointly notifies Purchaser in writing that they are unwilling to accept the calculation of the Actual Net Working Capital, specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute (a “Notice of Disagreement”), the parties shall resolve the disputes noted in the Notice of Disagreement in accordance with the procedures set forth in Section 3.6.4 below.

3.6.4	If Sellers deliver a Notice of Disagreement to Purchaser, the parties may select a mutually satisfactory recognized firm of independent certified public accountants that has not been affiliated with the Sellers, the Company or Purchaser or their respective Affiliates (the “Settlement Accountants”) to finally resolve the disagreement. If the Parties cannot agree on the Settlement Accountants, the recognized firm of independent certified public accountants shall be KPMG Belgium. The Settlement Accountants shall use their best efforts to reach a determination not more than thirty (30) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid equally by Purchaser and Sellers.

3.6.5	If no Notice of Disagreement is received by Purchaser within Seller’s Review Period or if no agreement could be reached as to the Actual Net Working Capital and the Settlement Accountants have determined the Actual Net Working Capital, the calculation of the Actual Net Working Capital by Purchaser or the Settlement Accountants, as the case may be, shall be final and shall not be subject to further review, challenge or adjustment absent fraud (the “Final Net Working Capital”). The final Cash Purchase Price (the “Final Cash Purchase Price”) shall be determined based upon the Final Net Working Capital.

3.6.6	To the extent the Final Cash Purchase Price differs from the Advance Cash Purchase Price paid to the Sellers in accordance with Section 3.3 hereof, the Advance Cash Purchase Price shall be increased or decreased, as the case may be, on a euro-for-euro basis, by an amount equal to the difference between the Final Cash Purchase Price and the Advance Cash Purchase Price. To the extent the Advance Cash Purchase Price is decreased, Sellers shall pay the difference to the Purchaser within ten (10) Business Days as of the calculation of the Final Net Working Capital. To the extent the Advance Cash Purchase Price is increased, the Purchaser or the Guarantor, each held jointly or severally, shall pay within ten (10) Business Days as of the calculation of the Final Net Working Capital the amount of the increase of the Advance Cash Purchase Price to Sellers by wire transfer of immediately available funds to the Wire Accounts.

3.6.7	If the Net Working Capital Calculation (whether for purposes of determining the Estimated Net Working Capital or the Final Net Working Capital) results in an amount of Net Working Capital that is less than 0, the corresponding Cash Purchase Price shall be zero.
3.7	Exercise of Management Options

To facilitate the exercise of the Management Options, Purchaser and the Sellers shall take the following actions prior to Closing:
3.7.1	Each Optionholder shall enter into a loan agreement with Purchaser in the form attached as Schedule 5;

3.7.2	Each Optionholder shall enter into a pledge agreement with Purchaser in the form attached as Schedule 12;

3.7.3	The Sellers shall cause the Company to open a bank account in the Company’s name, which account shall be a separate blocked account for purposes of effecting a capital increase in the Company (the “Blocked Account”). The Sellers shall notify Purchaser in writing of the account details for such account, which details shall include the account number, name on the account, evidence that it is a blocked account, and wire transfer details for effecting an international money transfer into such account.

3.7.4	Purchaser shall wire the full amount of the loan proceeds under the loans described in Section 3.7.1 to the Blocked Account.

3.7.5	The Sellers shall cause the Company to (a) obtain a certificate from the bank in which the Blocked Account is located certifying the amount deposited in the blocked account, and (b) provide such certificate to the notary engaged to effect the capital increase.

3.7.6	The Sellers shall convene an extraordinary general meeting before a notary, with each Seller waiving any required notice periods (and such waiver being recorded in the minutes of the meeting), at which the shareholders shall approve the capital increase required for the exercise of the Management Options, the issuance of the shares to the Optionholders and effect the related modification of the Company’s articles of association.

3.7.7	The Sellers shall thereafter arrange for the fulfillment of all formalities with respect to the capital increase under Belgian law.

3.7.8	All costs and expenses relating to the effecting of such capital increase shall be for the account of the Company.
4.	CLOSING

4.1	Date and place

The Closing shall take place simultaneously with the execution of this Agreement on August 5, 2005 at the offices of Squire, Sanders & Dempsey L.L.P., Louizalaan 165, 1050 Brussels (Belgium), or at such other place as Purchaser and the Sellers may agree on in writing.

4.2	Deliveries at Closing
4.2.1	At the Closing, Sellers hereby deliver and are causing the Company to deliver to the Purchaser the following:
(a)	the Comfort Letters;

(b)	copies of all resolutions adopted by the management board, supervisory board and/or general shareholders meeting of each of the Sellers authorizing the sale, transfer and delivery to Purchaser of the Shares and approving the consummation of the Transaction as may be required by applicable law and/or the organizational documents of each of the Sellers;

(c)	resignation letters from each of Kristof De Spiegeleer, Robert Wilhelm, Partech Europe Partners IV LLC, Joris De Meester and Big Bang Ventures c.v.a. as directors of the Company as well as members of any committee of the Company, which letters shall state that each such member of the board: (a) resigns with immediate effect, (b) confirms that there are no amounts owing to him or it by the Company; and (c) expressly and irrevocably releases and waives any and all claims against the Company;

(d)	the Company’s shareholder register, with the transfers of the Shares as contemplated by this Agreement duly recorded therein. For this purpose, the Sellers hereby grant a power-of-attorney to, and irrevocably constitute and appoint as their attorney-in-fact, Herman Oggel in order to record execute such records and transfer such Shares on the shareholder registry of the Company with full power of substitution;

(e)	a receipt for the Purchaser Shares and the Advance Cash Purchase Price;

(f)	a certificate, dated as of a recent date hereof, from the Belgian social security authority confirming that the Company has paid all fees as of the first quarter of 2005;

(g)	the duly executed registration rights agreement as attached in Schedule 6 (the “Registration Rights Agreement”);

(h)	the duly executed Domain Name Assignment as attached in Schedule 7 and as necessary to transfer the domain name “dedigate.be” such that, as of the Closing Date, the Company will be the sole and full owner of the domain name “dedigate.be”;

(i)	the duly executed loan agreements between Purchaser and each of the option holders as attached in Schedule 5;

(j)	the duly executed pledge agreements between Purchaser and each of the option holders as attached in Schedule 12; and

(k)	the duly executed Amendment n°1 to the Corporate Software License Agreement between the Company and Hostbasket NV as attached in Schedule 14.
4.2.2	At the Closing, Purchaser hereby delivers and shall cause Terremark Worldwide, Inc. to deliver to the Sellers the following:
(a)	The duly executed Registration Rights Agreement;

(b)	certificates evidencing the Purchaser Shares registered in the names of each Seller for the number of Purchaser Shares that corresponds to such Seller’s Allocable Portion;

(c)	evidence of payment of the Advance Cash Purchase Price in accordance with Section 3;

(d)	a receipt acknowledging receipt of the Shares; and

(e)	evidence of payment of the expenses referred to in Section 8.3.
4.2.3	Each of the deliveries pursuant to this Section 4.2 shall be deemed to occur simultaneously and no delivery shall be made unless all other deliveries have been made. However, the Purchaser may waive the delivery of the documents required under section 4.2.1.(b) hereof.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and warranties of the Sellers
5.1.1	Each Seller severally with respect to itself only represents and warrants to the Purchaser the representations and warranties set out in Schedule 8. The Purchaser acknowledges and agrees that none of the Sellers makes any representation or warranty or undertaking save only as and to the extent set out in the representations and warranties set forth herein. The representations and warranties set forth herein are made or given on the date of this Agreement. None of the representations and warranties set forth herein is made or given with respect to any matter, event, circumstance, act, transaction, arrangement or omission occurring after the Closing Date.

5.1.2	The representations and warranties set forth herein are made subject to the following matters, which shall limit the contents and scope of the sellers’ representations and warranties:
(a)	any matter which is disclosed in this Agreement or the Schedules; and

(b)	all matters which are not considered ‘material’ pursuant to Section 1.5.
5.2	Representations and warranties of the Purchaser and the Guarantor
5.2.1	The Purchaser and the Guarantor represent and warrant to the Sellers the representations and warranties set out in Schedule 9. The Sellers acknowledge and agree that the Purchaser and Guarantor do not make any representation or warranty or undertaking save only as and to the extent set out in the Purchaser’s and Guarantor’s representations and warranties set forth herein. The representations and warranties set forth herein are made or given on the date of this Agreement. None of the representations and warranties set forth herein is made or given with respect to any matter, event, circumstance, act, transaction, arrangement or omission occurring after the Closing Date.
5.2.2	The representations and warranties set forth herein are made subject to any matter which is disclosed in this Agreement or the Schedules.
6.	POST-CLOSING COVENANTS

6.1	Transition

The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

6.2	Publicity; Trading in Purchaser’s Stock

No Party shall issue any press release or announcement or make any reference to the transactions contemplated hereby to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that each Party may make such disclosure as may be required by any requirement of applicable law (including, in the case of Purchaser, relevant securities laws or any listing or trading agreement concerning its publicity traded securities), in which case the Party making the release or announcement shall, before making such release or announcement, afford the other Party a reasonable opportunity to review and comment upon such release or announcement.

The Sellers acknowledge that the shares of the Purchaser are listed on the American Stock Exchange and that they are aware of the restrictions imposed by the United States securities laws regarding trading by persons possessing material non-public information. The Sellers agree and acknowledge that they will not trade in the stock of the Purchaser until appropriate announcements are made.

6.3	Confidentiality
6.3.1	From and after the Closing Date, none of the Sellers shall disclose, to any Person, or make use of, without the authorization of the Purchaser, any non public pricing strategies or records of the Company, any proprietary data or trade secrets of the Company or any financial or other non-public information about the Company; provided that the foregoing restrictions shall not apply to any information which: (i) is or becomes publicly known through no negligent or wrongful act or omission on the part of any of the Sellers; (ii) is or becomes available to the disclosing party on a non confidential basis from a third party without a similar restriction and without breach of this Agreement; (iii) is approved for release by the Purchaser; or (iv) is required to be disclosed in accordance with applicable law.

6.3.2	The terms of this Agreement shall be kept confidential for a period of ten years from the date of this Agreement and during such time shall not be disclosed to any third party except (a) as required by law or securities exchange regulations or (b) as necessary to support a claim or defence in litigation between the Parties hereto, or (c) as otherwise agreed in writing between Sellers and Purchaser, it being understood that the passive shareholders of the Sellers (both current and prospective investors) shall not be regarded as third parties within the framework of this provision.
6.4	Cooperation; Further Assurances

From time to time, as and when reasonably requested by the Purchaser or the Sellers, respectively, after the Closing, the other of them will execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use commercially reasonable efforts to take all such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

6.5	Securities Law Compliance

During the period that the Sellers hold any Purchaser Shares and such Purchaser Shares are eligible to be sold under Rule 144 under the Securities Act, the Purchaser will use commercially reasonable efforts to timely file such periodic reports as are required by Section 13 of the Securities Exchange Act to be filed by it, so that the Sellers will have access to sufficient public information concerning the Purchaser to enable the Sellers to sell the Purchaser Shares in compliance with Rule 144; provided, however, the Purchaser shall have no further obligation under this Section at such time as the Purchaser Shares may be sold by the Sellers pursuant to Rule 144(k).

6.6	Registration Rights

The Purchaser will register or cause to be registered the Purchaser Shares issued to the Sellers pursuant to this Agreement in accordance with the Registration Rights Agreement attached as Schedule 6 hereto.

6.7	Non-Solicitation

The Sellers undertake that they will not, and that they shall procure that their Affiliates will not directly hire or employ, offer to hire or employ any employee of the Company during a period of eighteen (18) months after Closing Date.

7.	INDEMNIFICATION

7.1	Indemnification by the Sellers

Each Seller shall severally indemnify and defend and hold harmless the Purchaser against and with respect to any and all Losses, arising from the following items:
(a)	any misrepresentation or breach of warranty by such Seller under this Agreement or any failure to fulfill any covenant on the part of such Seller under this Agreement ; and

(b)	any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by such Seller as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing.
7.2	Indemnification by the Purchaser and the Guarantor

The Purchaser and the Guarantor shall indemnify and defend and hold harmless the Sellers against and with respect to any and all Losses, regardless of whether an action has been filed or asserted against the Sellers after the Closing Date, arising from, in connection with or with respect to the following items:
(a)	any misrepresentation, breach of any warranty, or failure to fulfill any agreement or covenant on the part of the Purchaser or the Guarantor under this Agreement or any Related Agreements; and

(b)	any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by the Purchaser or the Guarantor as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing.
7.3	Procedure for indemnification
7.3.1	A claim for indemnification (the “Claim for Damages”) for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought as promptly as reasonably possible, but in no event later than 90 days after the Party that is seeking indemnification or the Company was reasonably informed of a possible breach of any of the representations and warranties or a breach of an undertaking and/or obligation provided for in this Agreement (the ‘Claim for Damages’). Any Claim for Damages which is not made within this period will be deemed to have become fully barred and unenforceable.

7.3.2	The Claim for Damages must specify in detail (i) the nature of, and the basis for the claim, (ii) a reasonable estimate of the amount of Losses attributable thereto and (iii) a copy of the evidence supporting the claim.

7.3.3	If the Sellers and the Purchaser are in dispute concerning any Claim for Damages and are unable to reach an agreement on a Claim for Damages within 90 days following notification of the Claim for Damages, the matter shall be decided in accordance with Article 9.

7.3.4	Any payment by the Sellers to the Purchaser under this Article 7 shall be deemed to constitute an indemnity.
7.4	Third party claims
7.4.1	If any action or proceeding be commenced, or if any claim, demand or assessment be asserted, in respect of which any party (“Indemnitee”) proposes to hold any other party (“Indemnitor”) liable under the indemnity provisions of this Article 7 (a “Claim”), then if the Indemnitor shall, at its option, acknowledge its indemnification obligation and notify Indemnitee of its election to contest or defend any such Claim, such Indemnitor shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, and Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor so long as any Indemnitor is contesting or defending the same in good faith, and Indemnitee (and its successors and assigns) shall cooperate with the Indemnitor in the contest or defense thereof (and the Indemnitor shall reimburse Indemnitee for the Indemnitee’s reasonable actual out-of-pocket expenses incurred in connection with such cooperation) and Indemnitee shall enter into any settlement with respect thereto recommended by Indemnitor so long as the amount of such settlement is paid by the Indemnitor and no obligation to perform or refrain from performing any act shall be imposed upon Indemnitee by reason thereof which could have a Material Adverse Effect.

7.4.2	Notwithstanding the foregoing, any Indemnitee shall be entitled to conduct its own defense at the reasonable cost and expense of the Indemnitor if not doing so would materially prejudice the Indemnitee due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnitee and the Indemnitor, and provided further that in any event the Indemnitee may participate in such defense at its own expense. If Indemnitee shall have given Indemnitor thirty (30) days written notice that it intends to assume the defense of any Claim and if the Indemnitor fails to assume the defense of such Claim as provided above by the end of such thirty (30) day period or such later reasonable time (which shall be such period of time as will not result in prejudice to the rights of the Indemnitee), then the Indemnitee shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof with the consent of the Indemnitor (which shall not unreasonably be withheld, conditioned or delayed). Such defense shall be at the cost and expense of the Indemnitor if it is subsequently determined that the Indemnitor was obligated to defend or indemnify the Indemnitee with respect to such action, proceeding, claim, demand or assessment.
7.5	Time limitations
7.5.1	All representations and warranties made by each Party in this Agreement and in each Schedule shall survive the Closing Date for a period of twelve (12) months after the Closing Date.

7.5.2	All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made in accordance with this Agreement.
7.6	Indemnification Limitations
7.6.1	The Sellers shall have no indemnification obligation under this Article 7 unless the amount of such Losses incurred by Purchaser with respect to an individual claim exceeds €100,000 (the “Minimum Threshold”) at which point the Sellers shall indemnify Purchaser for the amount of such Losses exceeding € 100,000. The Minimum Threshold shall not apply if the aggregate amount of all Losses for which Purchaser is entitled to be indemnified under this Article 7 equals or exceeds €175,000 the “Secondary Threshold”) at which point the Sellers shall indemnify Purchaser for the amount of such Losses exceeding € 175,000. For the calculation of the Secondary Threshold only individual Losses exceeding € 25,000 shall be taken into account.

7.6.2	The aggregate amount of all the Sellers’ liability under this Article 7 shall not exceed the Purchase Price (being the Cash Purchase Price plus the value of the Purchaser Shares calculated by reference to the closing price on the date on which the Registration Statement referred to in the Registration Rights Agreement mentioned in Schedule 6 becomes effective) and the maximum liability under this Article 7 for any particular Seller shall be such Seller’s Allocable Portion of the Purchase Price as set out in Schedule 13 (being the Seller’s Allocable Portion of the Cash Purchase Price plus the value of the Purchaser Shares calculated by reference to the closing price on the date on which the Registration Statement referred to in the Registration Rights Agreement mentioned in Schedule 6 becomes effective).

7.6.3	Notwithstanding the Purchaser’s rights under the Comfort Letter, no other representations and warranties other than the representations and warranties set forth herein may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this Agreement.

7.6.4	If the same action, fact or event can lead to indemnification under several paragraphs of the representations and warranties provided by Sellers, the Purchaser can only be indemnified once.

7.6.5	In asserting a claim hereunder the Purchaser shall use its commercially reasonable efforts to mitigate any Losses upon which the claim is based.

7.6.6	Notwithstanding the foregoing, the Sellers have no liability for Losses under this Article 7 if and to the extent:
(a)	the matter giving rise to the claim arises (in whole or in part) from an event, circumstance, act, transaction, arrangement or omission occurring after the Closing Date;

(b)	the claim is attributable (in whole or in part) to, or is increased as a result of (i) the passing or coming into force of, or any change in, after the Closing Date, any law or any administrative practice of any public authority or any increase in the rates of tax or any impositions of tax, in any such case not actually in force on the Closing Date or (ii) any change after the Closing Date of any generally accepted interpretation of any legislation or regulation;

(c)	the claim is attributable (in whole or in part) to, or is increased as a result of a change made after the Closing Date in the accounting policies or accounting or commercial practices or any tax reporting practice or the length of any accounting period for tax purposes of the Purchaser or the Company; or

(d)	the fact, matter or circumstance giving rise to the claim (in whole or in part) has been disclosed (or deemed disclosed) in the Agreement, or the Schedules.
7.7	Maintenance of Records

Purchaser and Sellers shall preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter that may give rise to a Claim.

8.	MISCELLANEOUS

8.1	Amendments and Waivers

This Agreement may not be amended, nor any provision hereof waived, unless such amendment or waiver is approved in writing by the Purchaser and the Sellers. No delay in the exercise of any rights hereunder shall operate as a waiver of any rights of the Parties.

8.2	Notices

All notices, requests, consents, reports and demands shall be in writing, in the English language and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Purchaser or to the Sellers at the address set forth below or to such other address as may be furnished in writing to the other parties hereto. A notice shall be deemed effective (i) upon delivery, if by hand or overnight courier, (ii) on the date faxed or electronically transmitted, if confirmation of such transmission is obtained, and (iii) upon the third day following mailing as set forth above.

If to the Sellers:	Mr. Barend Van den Brande, as Sellers’ Representative Big Bang Ventures C.V.A. Kapel Ter Bede 86 8500 Kortrijk Belgium Fax number: ___ Laga Berkenlaan 8a 1831 Diegem (Belgium) Attn: Thomas Denys

With a copy to:	Fax: 32 2807001

If to the Purchaser:	Terremark Europe, Inc. 2601 S. Bayshore Drive 9th Floor Miami, Florida 331331 Attn: Chief Legal Officer Fax: (305) 856-8190
8.3	Expenses

Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement if the transactions contemplated hereby fail to be consummated. Purchaser shall pay all expenses incurred by the Company in connection with the negotiation, preparation, execution and closing of this Agreement up to an amount not to exceed $300,000. Any amounts in excess of $300,000 shall be paid by the Company and shall be accrued as of Closing.

8.4	[intentionally omitted]

8.5	Counterparts

This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

8.6	Further Assurances

Each of the parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

8.7	Entire Agreement

This Agreement (including exhibits and schedules), constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter, including, without limitation, the Letter of Intent dated July 1, 2005 by and among the Purchaser and the Sellers.

8.8	Severability

The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, Section or sections, or subsection or subsections had not been inserted.

8.9	Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party; provided, however, that the Purchaser may assign its rights hereunder to any of its wholly-owned subsidiaries.

8.10	Several Liability
8.10.1	None of the obligations of the Sellers under this Agreement shall be joint and several but instead shall be in proportion to such Sellers’ Allocable Portion as set out in Schedule 13 to the Agreement. Each of the Sellers is entitled to enforce individually for itself all its rights under this Agreement. For the avoidance of doubt, no Seller can be held liable for a breach of the terms hereof by another Seller.

8.10.2	All of the obligations of the Purchaser or the Guarantor under this Agreement shall be joint and several obligations of the Purchaser and the Guarantor.
8.11	Sellers’ Representative

Except with regard to the application of article 3.6. of this Agreement, each of the Sellers designates Mr. Barend Van den Brande as its representative for the following purposes under this Agreement (the “Sellers’ Representative”): receipt of disclosures and receiving notices. Any such receipt by the Sellers’ Representative shall be valid and binding on each of the Sellers.

8.12	Specific Performance

Each of the parties hereto acknowledges and agrees that any failure by a Party to perform its obligations hereunder or otherwise breach this Agreement may cause irreparable injury to the other Party for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, a Party may obtain such relief as may be required to specifically enforce the other Party’s obligation hereunder.

8.13	Waiver of Rights Under Shareholder Agreement

Sellers hereby expressly waive any rights Sellers have towards the Company under any provision of that certain Shareholders’ Agreement, dated as of November 14, 2003, as amended from time to time, by and among Sellers and the Company that may be implicated by the transactions contemplated hereby (including the financing and exercise of the Management Options).

9.	GOVERNING LAW AND DISPUTE RESOLUTION

9.1	Governing Law

This Agreement shall be deemed a contract made under the laws of Belgium and together with the rights and obligations of the Parties hereunder, shall be construed and interpreted in accordance with the laws of Belgium.

9.2	Dispute Resolution
9.2.1	Other than with respect to injunctive or equitable relief sought by either Party to this Agreement, all disputes arising after the Closing in connection with this Agreement shall be finally settled under the then existing Rules (the “Rules”) of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC”) by one (1) arbitrator which the Sellers and Purchaser shall agree upon from a list provided by the ICC in accordance with the Rules. In the event of failure of the Parties hereto to agree to the appointment of an arbitrator within ten (10) days after the commencement of the arbitration proceeding, such arbitrator shall be appointed by the ICC in accordance with the Rules. Any such arbitration shall be held in Brussels, Belgium pursuant to the Laws of Belgium unless the Parties hereto mutually agree in writing upon some other location for arbitration. The arbitrators shall not be empowered to award punitive, exemplary and/or consequential damages to any Party. There shall be no consolidation of this arbitration with any other dispute or proceeding involving third parties. The provisions of this Agreement shall prevail in case of inconsistency between the Rules and this Agreement.

9.2.2	Any award rendered by the arbitrator shall be in writing, setting forth the reasons for the award, and shall be the final disposition on the merits, and the parties agree to execute such award. In the event that one of the Parties hereto fails to execute the arbitrator’s award, the other Party may turn to a court of competent jurisdiction with a petition to issue a decision on the execution of the arbitrator’s award. The award of the arbitrator may be, alternatively or cumulatively, for monetary damages or an order requiring the performance of obligations (including specific performance or injunctive relief) or any other appropriate order or remedy.
- signature page follows -

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth in the first paragraph.

HOLDERS:
/s/ Herman Oggel
Name: Herman Oggel

/s/ Herman Oggel, Proxy Holder
Name: Kristof De Spiegeleer

/s/ Herman Oggel, Proxy Holder
Name: Joost Metten

/s/ Herman Oggel, Proxy Holder
Name: Wouter Van Eetvelde

/s/ Herman Oggel, Proxy Holder
Name: Jean-Bernard Everaert

/s/ Herman Oggel, Proxy Holder
Name: Kurt Glazemakers

/s/ Herman Oggel, Proxy Holder
Name: Paul-Richard Hellemans

/s/ Herman Oggel, Proxy Holder
Name: Kester Goh

Big Bang Ventures C.V.A.
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

Big Bang Management C.V.B.A.
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

Koceram NV
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

Partech Europe Partners IV LLC
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

KBC Private Equity N.V.
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

DMS N.V.
By:	/s/ Herman Oggel
	Name:	Herman Oggel
Its: Proxy Holder

NIBC Principal Instruments I N.V.
By:	/s/ Joris De Meester
	Name:	Joris De Meester
Its: Proxy Holder

PIV IV LP
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

Nesbic Converging Technologies & e-Commerce (CTe) Fund II BV
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

Nesbic Converging Technologies & e-Commerce (CTe) Fund II CV
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

Stichting Beheer Friends of Cte II
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

Trustcapital Technology NV
By:	/s/ Barend Van Den Brande
	Name:	Barend Van Den Brande
Its: Proxy Holder

i17C GCV
By:	/s/ Herman Oggel
	Name:	Herman Oggel
Its: Proxy Holder

Oggel Management Consulting B.V.
By:	/s/ Herman Oggel
	Name:	Herman Oggel
Its: Proxy Holder

PURCHASER: TERREMARK EUROPE, INC.
By:	/s/ Jose Segrera
Name: Jose Segrega Its: Executive Vice President and Chief Financial
Officer

FOR AGREEMENT: TERREMARK WORLDWIDE, INC.
By:	/s/ Jose Segrera
	Name:	Jose Segrega
Its: Executive Vice President and Chief Financial
Officer

LIST OF SCHEDULES
SCHEDULES
1.    Sellers’ Resolutions
2.    Purchaser’s Resolutions
3.    Definitions
4.    Wire Accounts
5.    Form of Loan Agreement
6.    Registration Rights Agreement
7.    Domain Name Assignment
8.    Sellers’ Representation and Warranties
9.    Purchaser’s Representations and Warranties
10.   Key Managers
11.   Management Options
12.   Form of Pledge Agreement
13.   Allocable Portion
14.   Amendment n°1 to the Corporate Software License Agreement